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                                                            EXHIBIT 10(a)(xxxii)


                           AMENDMENT NUMBER ONE TO THE
                               H. J. HEINZ COMPANY
                      FISCAL YEAR 2003 STOCK INCENTIVE PLAN


     THIS AMENDMENT Number One to the H. J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the "Plan") is made by H. J. Heinz Company, a Pennsylvania corporation (the "Company"), effective as of May 17, 2005. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

     WHEREAS, Section 15 of the Plan provides that the Board of Directors of the Company (the "Board of Directors") may amend the Plan as it shall deem advisable, subject to certain limited exceptions which require shareholder approval; and

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend those provisions of the Plan that address the treatment of Awards in connection with a Change in Control, effective for Awards granted under the Plan on or after the effective date of this Amendment, and that this Amendment shall not require the approval of the shareholders of the Company.

     NOW, THEREFORE, the Plan is hereby amended as follows:

I. Section 3 of the Plan shall be amended as follows:

     A. by adding the following phrase in the definition of "Cause" after the phrase "as determined by the Committee": "; provided, that, if a Participant is a party to a Severance Protection Agreement with the Company, and such Participant's employment with the Company is terminated in a manner such that the Participant is entitled to any payments or benefits (including accrued payments or benefits) under the terms of the Severance Protection Agreement, then "Cause" for purposes of this Plan shall have the meaning set forth in such Severance Protection Agreement";

     B. by adding the following sentence to the end of the definition of "Disability": "Notwithstanding the foregoing, if a Participant is a party to a Severance Protection Agreement with the Company, and such Participant's employment with the Company is terminated in a manner such that the Participant is entitled to any payments or benefits (including accrued payments or benefits) under the terms of the Severance Protection Agreement, then "Disability" for purposes of this Plan shall have the meaning set forth in such Severance Protection Agreement."; and

     C. by adding the following as a definition for

     "Good Reason": "Good Reason" means the occurrence after a Change in Control of any of the events or conditions described in the following subsections
     (l) through (5):

     (1) a change in the Participant's title, position, duties or responsibilities (including reporting responsibilities) which

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     represents an adverse change from the Participant's title, position, duties or responsibilities as in effect at any time within 90 days preceding the date of the Change in Control or at any time thereafter; or any removal of the Participant from or failure to reappoint or reelect him or her to any one of such offices or positions, except in connection with the termination of the Participant's employment for Disability, Cause, as a result of the Participant's death or by the Participant other than for Good Reason;

     (2) a reduction in the Participant's base salary or any failure to pay the Participant any compensation or benefits to which the Participant is entitled within five days after the date due;

     (3) the Participant being required by the Company to perform the Participant's regular duties at any place outside a 30-mile radius from the place where the Participant's regular duties were performed immediately before the Change in Control, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements in effect immediately before the Change in Control;

     (4) the failure by the Company to provide the Participant with compensation and benefits, in the aggregate, at least equal (in opportunities) to those provided for under the compensation and employee benefit plans, programs and practices in which the Participant was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter; or

     (5) for any Participant who is a party to a Severance Protection Agreement with the Company, any additional event or condition that constitutes "Good Reason" under such Severance Protection Agreement.

     Any event or condition described in subsections 1 through 5, above, which occurs before a Change in Control but which the Participant reasonably demonstrates (a) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (b) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Plan notwithstanding that it occurred before the Change in Control.

II.  Section 8(B)(2) of the Plan shall be amended by:

     A. adding the following language at the beginning of such section, and


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     deleting the word "Each" from the existing language: "With respect to any
     Option or Stock Appreciation Right granted on or prior to May 16, 2005, each"; and

          B. adding the following sentence at the end of Section 8(B)(2):

          With respect to any Option or Stock Appreciation Right granted on or after May 17, 2005, such Option or Stock Appreciation Right shall become immediately vested and exercisable as to 100% of the shares of Common Stock subject to the Option or Stock Appreciation Right upon
          (i) the occurrence of a Change in Control if such Option or Stock Appreciation Right is not assumed, substituted or replaced by a Surviving Corporation or other successor to the business of the Company with an award of equivalent value, or (ii) if clause (i) does not apply, the termination of the Participant's employment with or services for the Company within 24 months following a Change in Control if such termination is (a) by the Company for reasons other than Cause or (b) by the Participant for Good Reason, but, in either case of clause (i) or (ii), only to the extent the Option or Stock Appreciation Right has not otherwise been terminated and canceled or become exercisable as of such date.

III. Section 9(B) of the Plan shall be amended by:

     A. Adding the following language before the existing language in such section: "with respect to Awards granted on or prior to May 16, 2005,"; and

     B. deleting the "." at the end of Section 9(B) and inserting the following in lieu thereof: "; and".

IV. A new Section 9(C) shall be added to the Plan and shall provide as follows:

     with respect to any Award granted on or after May 17, 2005, unless otherwise provided by the Committee in any individual Award Agreement at the time of grant, upon (i) the occurrence of a Change in Control if such Award is not assumed, substituted or replaced by a Surviving Corporation or other successor to the business of the Company with an award of equivalent value, or (ii) if clause (i) does not apply, the termination of the Participant's employment with or services for the Company within 24 months following a Change in Control if such termination is (a) by the Company for reasons other than Cause or (b) by the Participant for Good Reason, but, in either case of clause (i) or (ii), only to the extent the Award has not otherwise been terminated and canceled as of such date.

V. Except for the foregoing amendments set forth in Sections I through IV above, all of the terms and conditions of the Plan shall remain in full force and effect.



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